Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-289130) and on Form S-3 (File No. 333-287346) of Sachem Capital Corp. of our report dated March 12, 2026, relating to the consolidated financial statements of Sachem Capital Corp., which appear in this Form 10-K for the year ended December 31, 2025.

/s/ BAKER TILLY US, LLP

Philadelphia, Pennsylvania
March 12, 2026